Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Covenant Transportation Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, and 333-105880) of Covenant Transportation Group, Inc. of our report dated March 31, 2009, relating to the consolidated balance sheets of Covenant Transportation Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008.

Our report refers to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007.

/s/ KPMG, LLP

Atlanta, Georgia

March 31, 2009

Back to Form 10-K